EXHIBIT 16.1


                  [UHY MANN FRANKFORT STEIN & LIPP LETTERHEAD]


June 2, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


Gentlemen:

We have read the statements made by RAM Energy Resources, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of RAM Energy Resources, Inc. dated June 1, 2006. We are in agreement with the statements concerning our Firm contained therein.


Very Truly Yours,


/s/UHY Mann Frankfort Stein & Lipp CPAs, LLP